Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-197840), Form S-8 (No. 333-211363) and Form F-3 (No. 333-229323) of Taoping Inc. and its subsidiaries (“the Company”) of our report dated April 23, 2019, relating to the Company’s consolidated financial statements as of December 31, 2018 and 2017 and for the three years ended December 31, 2018, which appears in this Annual Report on Form 20-F of the Company for the year ended December 31, 2018.

/s/ UHY LLP

New York, New York

April 23, 2019